Exhibit No. (10)n

KIMBERLY-CLARK CORPORATION
PERFORMANCE RESTRICTED STOCK UNIT
AWARD AGREEMENT

This Award, granted on the date approved by the Committee or the Chief Executive Officer, as the case may be, and as reflected on the Merrill Lynch Benefits OnLine site, or any successor system, via the Grant Summary screen as the Grant Date, by Kimberly-Clark Corporation, a Delaware corporation (hereinafter called the "Corporation"), is subject to the terms and conditions of the 2001 Equity Participation Plan (the “Plan”) and the Award Agreement, including any country-specific terms contained in Appendix A to this Award Agreement.
W I T N E S S E T H:

WHEREAS, the Corporation has adopted the Plan to encourage those employees who materially contribute, by managerial, scientific or other innovative means, to the success of the Corporation or of an Affiliate, to acquire an ownership interest in the Corporation, thereby increasing their motivation for and interest in the Corporation's or the Affiliate's long-term success;

NOW, THEREFORE, it is agreed as follows:

1.
Number of Share Units Granted.  The Corporation hereby grants to the Participant Performance Restricted Stock Units (“PRSUs”) at the target level approved on the date of grant and as reflected on the Merrill Lynch Benefits OnLine site, or any successor system, via the Grant Summary screen as the Units Granted (the “Target Level”), subject to the terms, conditions and restrictions set forth herein and in the Plan, and the Corporation's attainment of the Performance Goals established by the Committee as set forth on Appendix A-1. The actual number of PRSUs earned by the Participant at the end of the Restricted Period may range from 0 to 200% of the Target Level.

2.           Transferability Restrictions.

(a)
Restricted Period.  During the Restricted Period, the Participant may not sell, assign, transfer, or otherwise dispose of, or mortgage, pledge or otherwise encumber the Award.  Except as provided under paragraph 2, the Award, including any accrued dividend equivalents, shall be subject to forfeiture until the end of the Restricted Period three years after the date of this grant.  Participant becomes 100% vested in the number of PRSUs earned based on attainment of the Performance Goal at the end of the Restricted Period as approved and authorized by the Committee.

The Restricted Period shall begin on the date of the granting of this Award, and shall end three years after the date of this grant.  Holders of Awards shall have none of the rights of a shareholder with respect to such shares including, but not limited to, any right to receive dividends in cash or other property or other distribution or rights in respect of such shares except as otherwise provided in this Agreement, nor to vote such shares as the record owner thereof.

During each year in the Restricted Period, the Participant will not be paid dividend equivalents on the unvested PRSUs but the Participant will receive a credit equal to dividends declared on the Corporation’s Common Stock which will be reinvested in additional PRSUs at the then fair market value of the Corporation’s Common Stock on the date dividends are paid, and the additional PRSUs will be accumulated and paid if and when the PRSUs vest, based on the actual number of PRSUs that vest.  In the case of dividends paid in property other than cash, the amount of the dividend shall be deemed to be the fair market value of the property at the time of the payment of the dividend, as determined in good faith by the Corporation.  The Corporation shall not be required to segregate any cash or other property of the Corporation.

(b)
Termination of Employment.  Participant shall forfeit any unvested Award, including any accrued dividend equivalents, upon termination of employment unless such termination (i) is due to a Qualified Termination of Employment, or (ii) if more than six months after the date of grant, due to death, Retirement, Total and Permanent Disability, or the shutdown or divestiture of a business unit.  A termination of employment shall not be deemed to have occurred while a Participant is on military leave or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Corporation or an Affiliate under an applicable statute or by contract.  For purposes of this subparagraph, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Corporation or an Affiliate.  If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.  Notwithstanding the foregoing sentence, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence is substituted for such six-month period in determining whether a termination of employment shall be deemed to have occurred.  A termination of employment with the Corporation or an Affiliate to accept immediate reemployment with the Corporation or an Affiliate likewise shall not be deemed to be a termination of employment for purposes of the Plan.  A Participant who is classified as an intermittent employee shall be deemed to have a termination of employment for purposes of the Plan.  Notwithstanding anything in this Plan to the contrary, a termination of employment with respect to any Restricted Share Units that are required to meet the requirements of Section 409A of the Code and the regulations thereunder shall not be deemed to be a termination of employment for purposes of the Plan if it is anticipated that the level of bona fide services the Participant would perform after such date would continue at a rate equal to more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of services to the

Corporation or an Affiliate if the Participant has been providing such services less than 36 months).

(c)
Death, Retirement, or Total and Permanent Disability.  In the event that more than six months after the date of grant the Participant’s termination of employment is due to death or Total and Permanent Disability, it shall result in pro rata vesting in the number of PRSUs earned.   This pro rata vesting shall be determined based on the Target Level of  PRSUs  (including any accrued dividend equivalents accumulated pursuant to Section 2(a)) (1) prorated for the number of full months of employment during the Restricted Period prior to the Participant’s termination of employment, multiplied by (2) the Performance Goal percentage as approved and authorized by the Committee at the end of the Restricted Period.  Any fractional share of the Company resulting from such a prorated award shall be rounded to the nearest whole share and shall be paid within 70 days following the end of the Restricted Period.  In the event that more than six months after the date of grant the Participant’s termination of employment is due to Retirement it shall result in 100% vesting in the number of PRSUs earned based on attainment of the Performance Goal at the end of the Restricted Period as approved and authorized by the Committee, and such Award shall be paid within 70 days following the end of the Restricted Period.

Notwithstanding this Section 2(c), if the Corporation receives an opinion of counsel that there has been a legal judgment and/or legal development in the Participant’s jurisdiction that would likely result in the favorable Retirement treatment that applies to the PRSUs under this Section 2(c) being deemed unlawful and/or discriminatory, then the Corporation will not apply the favorable Retirement treatment and PRSUs will be treated as they would under the rules that apply if the Participant’s employment with the Corporation or an Affiliate ends for any other reason, as applicable.

(d)
Shutdown or Divestiture.  In the event that more than six months after the date of grant the Participant’s termination of employment is due to the shutdown or divestiture of the Corporation’s or its Affiliate’s business it shall result in pro rata vesting in the number of PRSUs earned.  This pro rata vesting shall be determined based on the Target Level of  PRSUs  (including any accrued dividend equivalents accumulated pursuant to Section 2(a)) (1)  prorated for the number of full years of employment during the Restricted Period prior to the Participant’s termination of employment, multiplied by (2) the Performance Goal percentage as approved and authorized by the Committee at the end of the Restricted Period. Any fractional share of the Company resulting from such a prorated award shall be rounded to the nearest whole share and shall be paid within 70 days following the end of the Restricted Period.

(e)
Qualified Termination of Employment.  In the event of a Qualified Termination of Employment all restrictions will lapse and the shares will become fully vested and the number of shares that shall be considered to vest shall be the greater of the Target Level or the number of shares which would have vested based on the attainment of the Performance Goal as of the end of the prior calendar year and shall be paid within 10 days following the last day of employment of the Participant with the Corporation.  Notwithstanding anything in this Agreement to the contrary, the payment of an Award to a Key Employee who has separated from service due to a Qualified Termination of Employment shall be made at the earlier of the first day of the seventh month following the date of separation from service or the end of the Restricted Period.  A Key Employee is any Participant who meets the definition of a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations promulgated thereunder.

(f)
Payment of Awards.  The payment of the Award shall be made in shares of Common Stock except that any accrued dividend equivalents accumulated pursuant to Section 2(a) shall be paid in cash.  Except as may otherwise be provided in subparagraph 2(e), the payment of an Award shall be made within 70 days following the end of the Restricted Period.

(g)
Payment of Withholding Taxes.  No shares of Common Stock, nor any cash payment, may be delivered under this Award, unless prior to or simultaneously with such issuance, the Participant or, in the event of his death, the person succeeding to his rights hereunder, shall pay to the Corporation such amount as the Corporation advises is required under applicable federal, state or local laws to withhold and pay over to governmental taxing authorities by reason of the delivery of such shares of Common Stock and any cash payment pursuant to this Award.  The Corporation may, in its discretion, withhold payment of required withholding taxes with cash or shares of Common Stock which otherwise would be delivered following the date of vesting of the Award under this paragraph 2.

3.
Nontransferability. Neither the Award nor the Participant’s right to receive payment for vested Awards may be assigned or transferred except upon the death of the Participant (i) by will, (ii) by the laws of descent and distribution or (iii) for Participants residing in the U.S., pursuant to a designation by the Participant of a beneficiary or beneficiaries, provided that no such designation shall be effective unless filed with the Committee prior to the death of such Participant.

4.
Compliance with Law.  No payment may be made under this Award, unless prior to the issuance thereof, the Corporation shall have received an opinion of counsel to the effect that this Award by the Corporation to the Participant will not constitute a violation of the Securities Act of 1933, as amended.  As a condition of this Award, the Participant shall, if requested by the Corporation, submit a written statement in form satisfactory to counsel for the Corporation, to the effect that any shares received under this Award shall be for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended, and the Corporation shall have the right, in its discretion, to cause the certificates representing shares hereunder to be appropriately legended to refer to such undertaking or to any legal restrictions imposed upon the transferability thereof by reason of such undertaking.

The Award granted hereby is subject to the condition that if the listing, registration or qualification of the shares subject hereto on any securities exchange or under any state or federal law, or if the consent or approval of any regulatory body shall be necessary as a condition of, or in connection with, the granting of the Award or the delivery of shares thereunder, such shares may not be delivered unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained.  The Corporation agrees to use its best efforts to obtain any such requisite listing, registration, qualification, consent or approval.

The Participant is solely responsible for obtaining/providing whatever exchange control approvals, permits, licenses, or notices, which may be necessary for the Participant to hold the Award, or to receive any payment of cash or shares or to hold or sell the shares subject to the Award, if any.  Neither the Corporation nor its Affiliates will be responsible for obtaining any such approvals, licenses or permits, or for making any such notices, nor will the Corporation nor its Affiliates be liable for any fines or penalties the Participant may incur for failure to obtain any required approvals, permits or licenses or to make any required notices.

5.
No Right of Continued Employment.  The granting of this Award does not confer upon the Participant any legal right to be continued in the employ of the Corporation or its Affiliates, and the Corporation and its Affiliates reserve the right to discharge the Participant whenever the interest of the Corporation or its Affiliates may so require without liability to the Corporation or its Affiliates, the Board of Directors of the Corporation or its Affiliates, or the Committee, except as to any rights which may be expressly conferred on the Participant under this Award.

6.
Discretion of the Corporation, Board of Directors and the Committee.  Any decision made or action taken by the Corporation or by the Board of Directors of the Corporation or by the Committee arising out of or in connection with the construction, administration, interpretation and effect of this Award shall be within the absolute discretion of the Corporation, the Board of Directors of the Corporation or the Committee, as the case may be, and shall be conclusive and binding upon all persons.

7.
Inalienability of Benefits and Interest.  This Award and the rights and privileges conferred hereby shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit or interest shall be in any manner liable for or subject to debts, contracts, liabilities, engagements, or torts of the Participant.

8.
Delaware Law to Govern.  The Plan is governed by and subject to the laws of the United States of America.  All questions pertaining to the construction, interpretation, regulation, validity and effect of the provisions of this Award and any rights under the Plan shall be determined in accordance with the laws of the State of Delaware.

9.
Purchase of Common Stock.  The Corporation and its Affiliates may, but shall not be required to, purchase shares of Common Stock of the Corporation for purposes of satisfying the requirements of this Award.  The Corporation and its Affiliates shall have no obligation to retain and shall have the unlimited right to sell or otherwise deal with for their own account, any shares of common stock of the Corporation purchased for satisfying the requirements of this Award.

10.
Notices.  Any notice to be given to the Corporation under this Award shall be addressed to the Corporation in care of its Director of Compensation located at the World Headquarters, and any notice to be given to the Participant under the terms of this Award may be addressed to him at his address as it appears on the Corporation's records, or at such other address as either party may hereafter designate in writing to the other.  Any such notice shall be deemed to have been duly given if and when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, registered and deposited, postage and registry fee prepaid, in a post office or branch post office regularly maintained by the United States Government.

11.
Changes in Capitalization.  In the event there are any changes in the common stock or the capitalization of the Corporation through a corporate transaction, such as any merger, any acquisition through the issuance of capital stock of the Corporation, any consolidation, any separation of the Corporation (including a spin-off or other distribution of stock of the Corporation), any reorganization of the Corporation (whether or not such reorganization comes within the definition of such term in section 368 of the Code), or any partial or complete liquidation by the Corporation, recapitalization, stock dividend, stock split or other change in the corporate structure, appropriate adjustments and changes shall be made by the Committee in (a) the number of shares subject to this Award, and (b) such other provisions of this Award as may be necessary and equitable to carry out the foregoing purposes.

12.
Effect on Other Plans.  All benefits under this Award shall constitute special compensation and shall not affect the level of benefits provided to or received by the Participant (or the Participant's estate or beneficiaries) as part of any employee benefit plan of the Corporation or an Affiliates.  This Award shall not be construed to affect in any way the Participant's rights and obligations under any other plan maintained by the Corporation or an Affiliate on behalf of employees.

13.
Discretionary Nature of Award.  The grant of an Award is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future.  Future grants, if any, will be at the sole discretion of Kimberly-Clark, including, but not limited to, the timing of any grant, the number of PRSUs and vesting provisions.  The value of the Award is an extraordinary item of compensation outside the scope of the Participant’s employment contract, if any.  As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

14.
Data Privacy.  The Participant hereby authorizes their employer to furnish the Corporation (and any agent of the Corporation administering the Plan or providing Plan recordkeeping services) with such information and data as it shall request in order to facilitate the grant of Awards and administration of the Plan and the Participant waives any data privacy rights such Participant might otherwise have with respect to such information.

15.
Conflict with Plan.  This Award is awarded pursuant to and subject to the Plan.  This Agreement is intended to supplement and carry out the terms of the Plan.  It is subject to all terms and provisions of the Plan and, in the event of a conflict, the Plan shall prevail.

16.	Successors. This Award shall be binding upon and inure to the benefit of any successor or successors of the Corporation.

17.
Amendments.  The Committee may at any time alter or amend this Award to the extent (1) permitted by law, (2) permitted by the rules of any stock exchange on which the common stock or any other security of the Corporation is listed, and (3) permitted under applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended (including rule 16b-3 thereof).

18.	Defined Terms. Terms which are capitalized are defined herein or in the Plan and have the same meaning set forth in the Plan, unless the context indicates otherwise.

19.
For U.S. Participant’s Only.  A U.S. Participant who has not previously signed a noncompete agreement has until the end of the one hundred twenty (120) day period beginning from the date of grant of this Award to sign and return the Noncompete Agreement provided to such Participant.  If the U.S. Participant does not sign and return the provided Noncompete Agreement on or before the end of such one hundred twenty (120) day period then the grant of the Award, as set forth in Section 1, shall not be binding on and shall be voidable by the Corporation, in which case it shall have no further force or effect.

20.
Acceptance of Award terms and conditions.  An Participant has until the end of the one hundred twenty (120) day period beginning from the date of grant of this Award to accept this Award Agreement.  If the Participant does not accept this Award Agreement on or before the end of such one hundred twenty (120) day period then the grant of the Award, as set forth in Section 1, shall not be binding on and shall be voidable by the Corporation, in which case it shall have no further force or effect.

Acknowledgment of Conditions

I understand and acknowledge the following conditions with respect to the Award granted to me under Kimberly-Clark Corporation’s 2001 Equity Participation Plan:

•
The Plan is established voluntarily by the Corporation, it is discretionary in nature and the Corporation may modify, amend, suspend, cancel or terminate it at any time.  The grant of an Award is a one-time benefit and does not create any contractual or other right to receive an Award or benefits in lieu of an Award in the future, even if the Awards have been granted repeatedly in the past.  Future grants, if any, will be at the sole discretion of the Corporation, including, but not limited to, the timing of any grant, the number of Awards, vesting provisions and the exercise price.

•
My participation in the Plan is voluntary. Participation in the Plan will not create a right to further employment with the Participant’s actual employer (the “Employer”) and shall not interfere with the ability of the Employer to terminate my employment relationship at any time.  Further, the Award and my participation in the Plan will not be interpreted to form an employment contract or relationship with the Corporation or any Affiliate.

•
The value of the Award is an extraordinary item outside the scope of my employment contract, if any, and is not intended to replace any pension rights or compensation.  As such, the restricted share unit award is not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension, retirement or welfare benefits or similar payments and in no event shall be considered as compensation for, or relating in any way to, past services for the Corporation or my Employer.

•	The future value of the underlying shares is unknown and cannot be predicted with certainty. If the underlying shares do not increase in value, the Award will have no value.

•	The Award and benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

•
In consideration of the grant of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award, and no claim or entitlement to compensation or damages shall arise from any diminution in value of the PRSUs or shares received upon vesting of PRSUs resulting from termination of my employment by the Corporation or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and I irrevocably release the Corporation and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Award Agreement, I shall be deemed irrevocably to have waived any entitlement to pursue such claim.

•
In the event of termination of my employment (whether or not in breach of local labor laws and except as otherwise explicitly provided in the Award Agreement of the Plan), my right to receive PRSUs and vest under the Plan, if any, will terminate effective as of the date that I am no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when I am no longer actively employed for purposes of the Award.

•
The Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding participation in the Plan.  Further, I have been advised to consult with my own advisors regarding participation in the Plan before taking any action related to the Plan.

•
Regardless of any action the Corporation or the Employer takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account or other tax-related items related to my participation in the Plan and legally applicable to me, or deemed by the Corporation or the Employer to be an appropriate charge to me even if technically due by the Corporation or the Employer (“Tax-Related Items”), I acknowledge that the ultimate liability for all Tax-Related Items is and remains my responsibility and may exceed the amount actually withheld by the Corporation or the Employer.  I further acknowledge that the Corporation and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the PRSUs, the vesting of PRSUs, the conversion of the PRSUs into shares or the receipt of an equivalent cash payment, the subsequent sale of any shares acquired at vesting and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the my liability for Tax-Related Items or achieve any particular tax result.  Further, if I have become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, I acknowledge that the Corporation and/or the Employer

(or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

•
Prior to the relevant taxable or tax withholding event, as applicable, I shall pay or make adequate arrangements satisfactory to the Corporation and/or the Employer to satisfy or account for all Tax-Related Items.  In this regard, I authorize the Corporation or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

1.	withholding from my wages or other cash compensation paid to me by the Corporation and/or the Employer; or

2.
withholding from proceeds of the sale of shares acquired upon vesting of the Award either through a voluntary sale or through a mandatory sale arranged by the Corporation (on my behalf, pursuant to this authorization); or

3.	withholding in shares to be issued upon vesting of the Award.

•
To avoid negative accounting treatment, the Corporation may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates.  If the obligation for Tax-Related Items is satisfied by withholding in shares, for tax purposes, I am deemed to have been issued the full number of shares subject to the Award, notwithstanding that a number of shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of my participation in the Plan.

•
Finally, I shall pay to the Corporation or to the Employer any amount of Tax-Related Items that the Corporation or the Employer may be required to withhold or account for as a result of my participation in the Plan that cannot be satisfied by the means previously described.  The Corporation may refuse to deliver shares or the proceeds of  the sale of shares to me if I fail to comply with my obligations in connection with the Tax-Related Items.

•
I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this Award Agreement by and among, as applicable, my Employer, the Corporation, and its Affiliates for the exclusive purpose of implementing, administering and managing my participation in the Plan.

•
I understand that the Corporation and my Employer may hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of common stock or directorships held in the Corporation, details of all Awards or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in my favor, for the purpose of implementing, administering and managing the Plan (“Data”).  I understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in my country, or elsewhere, and that my country may have different data privacy laws and protections than my country.  I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative.  I authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the shares received upon vesting of the PRSUs may be deposited.  I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan.  I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative.  I understand that refusal or withdrawal of consent may affect my ability to participate in the Plan.  For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

•
The Plan is governed by and subject to U.S. law.  Interpretation of the Plan and my rights under the Plan will be governed by provisions of U.S. law.  For purposes of litigating any dispute that arises under this Award or Award Agreement, the parties submit to and consent to the jurisdiction of the State of Delaware, and agree that such litigation shall be conducted in the federal courts for the United States for the Northern District of Texas and no other courts.

•
I understand that I am solely responsible for obtaining/providing whatever exchange control approvals, permits, licenses or notices, which may be necessary for my Award, to acquire the shares or to hold or sell the shares subject to the PRSU award. Neither the Corporation nor its Affiliates will be responsible for obtaining such approvals, licenses or permits, or for making any such notices, nor will the Corporation or its Affiliates be liable for any fines or penalties I may incur for failure to obtain any required approvals, permits or licenses or to make any required notices.

•
If one or more of the provisions of this Award Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the Plan.

•
If I have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

•
Notwithstanding any provisions in this Award Agreement, the Award shall be subject to any special terms and conditions set forth in Appendix A to this Award Agreement for my country.  Moreover, if I relocate to one of the countries included in Appendix A, the special terms and conditions for such country will apply to me, to the extent the Corporation determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.  Appendix A constitutes part of this Award Agreement.

•	I recognize that the grant of this restricted share unit award is not an element of my normal or expected compensation and I acknowledge that I have no future rights to Awards under this or any other plans offered by the Corporation, including but not limited to, upon termination of the Plan or upon severance of my employment.

•
The Corporation reserves the right to impose other requirements on my participation in the Plan, on the Award and on any shares acquired under the Plan, to the extent the Corporation determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require me to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Conclusion and Acceptance

I accept this grant via electronic signature by clicking the "Accept" icon and certify that I have read, understand and agree to the terms and conditions of the Plan, the provisions of the applicable Award Agreement and all other applicable documents (including any country-specific terms applicable to my grant). I hereby authorize my Employer to furnish the Corporation (and any agent administering the Plan or providing recordkeeping services) with such information and data as it shall request in order to facilitate the grant of Awards and enable administration of the Plan and I understand that such information shall be used only as long and to the extent necessary to administer my participation in the Plan. I agree that my participation in the Plan and the Awards granted to me under the Plan will be governed solely by provisions of U.S. law.

1

KIMBERLY-CLARK CORPORATION
PERFORMANCE RESTRICTED STOCK UNIT
AWARD AGREEMENT

APPENDIX A

This Appendix A includes additional terms and conditions that govern the Award granted to the Participant under the Plan if the Participant resides in one of the countries listed below.  Certain capitalized terms used but not defined in this Appendix A have the meanings set forth in the Plan and/or the Award Agreement.

The Appendix A also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of February 2009.  Such laws are often complex and change frequently.  As a result, the Corporation strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at vesting of the Award or the subsequent sale of the shares or receipt of any dividends.

In addition, the information is general in nature and may not apply to the Participant’s particular situation, and the Corporation is not in a position to assure the Participant of any particular result.  Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.

Finally, if the Participant is a citizen or resident of a country other than the one in which the Participant is currently working, the information contained herein may not be applicable to the Participant.

AUSTRALIA

Securities Law Notice

If the Participant acquires shares of the Corporation’s common stock pursuant to this Award and the Participant offers his or her shares of the Corporation’s common stock for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law.  The Participant should obtain legal advice on his or her disclosure obligations prior to making any such offer.

Award Payable Only in Shares

Notwithstanding any discretion contained in the Plan, or any provision in the Award Agreement to the contrary, Awards granted to Participants in Australia shall be paid in shares of the Corporation’s common stock only and do not provide any right for Participant to receive a cash payment.

CANADA

Award Payable Only in Shares

Notwithstanding any discretion contained in the Plan, or any provision in the Award Agreement to the contrary, Awards granted to Participants in Canada shall be paid in shares of the Corporation’s Common Stock only and do not provide any right for Participant to receive a cash payment.

Securities Law Notice

The Participant is permitted to sell shares acquired through the Plan through the designated broker appointed under the Plan, if any, provided the resale of shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the shares are listed.  The Corporation’s shares are currently listed on New York Stock Exchange.

For Awards Granted to Participants in Quebec:  Language Consent

The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de la convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Authorization to Release and Transfer Necessary Personal Information

The Participant hereby authorizes the Corporation and the Corporation’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan.  The Participant further authorizes the Corporation, any parent, subsidiary or Affiliate and the plan administrators to disclose and discuss the Plan with their advisors.  The Participant further authorizes the Corporation and any parent, subsidiary or Affiliate to record such information and to keep such information in the Participant’s employee file.

CHINA

Vesting and Payment of Award Only After Exchange Control Approval

Notwithstanding anything to the contrary in the Award Agreement, due to regulatory requirements in China, this Award, including any accrued dividend equivalents, shall be subject to forfeiture and no payment may be delivered under this Award, in whole or in part, until the exchange control consent or approval shall have been effected or obtained from the Chinese Central Bank and State Administration of Foreign Exchange or any other regulatory body as shall be necessary as a condition of, or in connection with, the granting, vesting or exercisability of the Award.

Exchange Control Notice

Notwithstanding anything to the contrary in the Award Agreement, due to regulatory requirements in China, the Corporation reserves the right to force the Participant to immediately sell all of the shares upon vesting of the Award, upon notice to the Participant.

The Participant understands and agrees that due to exchange control laws in China, the Participant will be required to immediately repatriate the cash proceeds from the sale of shares to China.  The Participant further understands that such repatriation of the cash proceeds may need to be effected through a special exchange control account established by the Corporation or a parent, subsidiary or Affiliate, and the Participant hereby consents and agrees that the cash proceeds may be transferred to such special account prior to being delivered to the Participant.  In addition, the Participant understands and agrees that the Corporation and its subsidiaries and Affiliates assume no liability for any currency fluctuations or delays in delivery of proceeds from the sale of shares.

FRANCE

Consent to Receive Information in English

By accepting the Award Agreement providing for the terms and conditions of the Participant’s option grant, the Participant confirms having read and understood the documents relating to this grant (the Plan and this Award Agreement) which were provided in English language.  The Participant accepts the terms of those documents accordingly.

En acceptant le Contrat d'Attribution décrivant les termes et conditions de l’attribution d’options, le participant confirme ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan U.S. et ce Contrat d'Attribution) qui ont été communiqués en langue anglaise. Le participant accepte les termes en connaissance de cause.

HONG KONG

Securities Law Notice

The offer of the option and the shares to be issued upon vesting are available only to eligible employees of the Corporation or its Affiliates participating in the Plan and is not a public offer of securities.  The Participant should be aware that the contents of this Award Agreement have not been reviewed by any regulatory authority in Hong Kong.  The Participant is advised to exercise caution in relation to the offer.  If the Participant is in any doubt about any of the contents of the Award Agreement or the Plan, the Participant should obtain independent professional advice.

Sale of Shares

In the event the Award vests within six months of the date of grant, the Participant agrees that he or she will not dispose of the shares acquired prior to the six-month anniversary of the date of grant.

Occupational Retirement Schemes Ordinance Alert

The Corporation specifically intends that neither the Award nor the Plan will be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”).

INDIA

Fringe Benefit Tax

By accepting this option and participating in the Plan, the Participant consents and agrees to assume any and all liability for fringe benefit tax that may be payable by the Participant or the Employer in connection with the Plan upon request of the Corporation and at the Corporation’s sole discretion.  The Participant understands that the grant of the Award and participation in the Plan is contingent upon his or her agreement to assume liability for fringe benefit tax payable on the shares of Common Stock acquired under the Plan if the Corporation so requests.

Further, by accepting this Award and participating in the Plan, the Participant agrees that the Corporation and/or the Employer may collect fringe benefit tax from the Participant by any of the means set forth in the Acknowledgment of Conditions section of the Award Agreement or any other reasonable method established by the Corporation.  The Participant also agrees to execute any other consents or elections required to accomplish the foregoing, promptly upon request of the Corporation.

ITALY

Data Privacy Notice and Consent.

This provision replaces in its entirety the data privacy section in the Award Agreement:

The Participant hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of his or her personal data as described in this section of this Appendix A by and among, as applicable, the Employer, the Corporation and any Affiliate for the exclusive purpose of implementing, administering, and managing the Participant’s participation in the Plan.

The Participant understands that the Employer, the Corporation and any Affiliate hold certain personal information about him or her, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Corporation or any Affiliate, details of all Awards, or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, managing and administering the Plan (“Data”).

The Participant also understands that providing the Corporation with Data is necessary for the performance of the Plan and that his or her refusal to provide such Data would make it impossible for the Corporation to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan.  The Controller of personal data processing is Kimberly-Clark Corporation  with registered offices at 351 Phelps Drive,

Irving, Texas  75038, United States of America, and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is Kimberly-Clark s.r.l. at Via Della Rocca, 49, Torino, Italy.

The Participant understands that Data will not be publicized, but it may be transferred to banks, other financial institutions, or brokers involved in the management and administration of the Plan.  The Participant understands that Data may also be transferred to the Corporation’s independent registered public accounting firm.  The Participant further understand that the Corporation and/or any Affiliate  will transfer Data among themselves as necessary for the purpose of implementing, administering and managing the Participant’s participation in the Plan, and that the Corporation and/or any Affiliate may each further transfer Data to third parties assisting the Corporation in the implementation, administration, and management of the Plan, including any requisite transfer of Data to a broker or other third party with whom the Participant may elect to deposit any shares of Common Stock acquired under the Plan.  Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing the Participant’s participation in the Plan.  The Participant understands that these recipients may be located in or outside the European Economic Area, such as in the United States or elsewhere.  Should the Corporation exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.

The Participant understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require the Participant’s consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration, and management of the Plan.  The Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, he or she has the right to, including but not limited to, access, delete, update, correct, or terminate, for legitimate reason, the Data processing.  Furthermore, the Participant is aware that Data will not be used for direct marketing purposes.  In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting the Participant’s local human resources representative.

Plan Document Acknowledgment

In accepting the grant of this Award, the Participant acknowledges that he or she has received a copy of the Plan and the Award Agreement and has reviewed the Plan and the Award Agreement, including this Appendix A, in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement, including this Appendix A.

The Participant acknowledges that he or she has read and specifically and expressly approves the following sections of the Award Agreement: Section 2(6) on Payment of Withholding Taxes; Section 5 on No Right of Continued Employment; Section 8 on Delaware Law to Govern; the section on Acknowledgment of Conditions; and the Data Privacy Notice and Consent section included in this Appendix A.

MALAYSIA

Insider Trading Notification

The Participant should be aware of the Malaysian insider trading rules, which may impact the Participant’s acquisition or disposal of shares acquired under the Plan.  Under Malaysian insider trading rules, the Participant is prohibited from acquiring or selling shares or rights to shares (e.g., an Award) when in possession of information that is not generally available and that the Participant knows or should know will have a material effect on the price of shares once such information is generally available.

Director Notification Obligation

If the Participant is a director of the Corporation’s Malaysian Affiliate, the Participant is subject to certain notification requirements under the Malaysian Companies Act.  Among these requirements is an obligation to notify the Malaysian Affiliate in writing when the Participant receives or disposes of an interest (e.g., an option or shares) in the Corporation or any related company.  Such notifications must be made within 14 days of receiving or disposing of any interest in the Corporation or any related company.

MEXICO

Labor Law Policy and Acknowledgment

In accepting the grant of this Award, the Participant expressly recognizes that Kimberly-Clark Corporation, with registered offices at 351 Phelps Drive, Irving, Texas  75038, United States of America, is solely responsible for the administration of the Plan and that the Participant’s participation in the Plan and acquisition of shares of Common Stock do not constitute an employment relationship between the Participant and the Corporation since the Participant is participating in the Plan on a wholly commercial basis and his or her sole Employer is Kimberly-Clark de Mexico, S.A. de C.V.  Based on the foregoing, the Participant expressly recognizes that the Plan and the benefits that he or she may derive from participating in the Plan do not establish any rights between the Participant and the Employer, Kimberly-Clark de Mexico, S.A. de C.V. and do not form part of the employment conditions and/or benefits provided by Kimberly-Clark de Mexico, S.A. de C.V., and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Participant’s employment.

The Participant further understands that his or her participation in the Plan is as a result of a unilateral and discretionary decision of the Corporation; therefore, Kimberly-Clark Corporation reserves the absolute right to amend and/or discontinue the Participant’s participation at any time without any liability to the Participant.

Finally, the Participant hereby declares that he or she does not reserve to him- or herself any action or right to bring any claim against Kimberly-Clark Corporation for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and the Participant therefore grants a full and broad release to the Corporation, its Affiliates, branches, representation offices, its shareholders, officers, agents, or legal representatives with respect to any claim that may arise.

Política Laboral y Reconocimiento/Aceptación

Al aceptar el otorgamiento de este Premio, el Empleado expresamente reconoce que Kimberly-Clark Corporation con oficinas registradas en 351 Phelps Drive, Irving, Texas  75038, U.S.A., es la única responsable por la administración del Plan y que la participación del Empleado en el Plan y en su caso la adquisición de las Opciones de Compra de Acciones o Acciones no constituyen ni podrán interpretarse como una relación de trabajo entre el Empleado y Kimberly-Clark Corporation, ya que el Empleado participa en el Plan en un marco totalmente comercial y su único Patrón lo es Kimberly-Clark de Mexico, S.A. de C.V., con domicilio en Kimberly-Clark de Mexico, S.A. de C.V. Mexico.  Derivado de lo anterior, el Empleado expresamente reconoce que el Plan y los beneficios que pudieran derivar de la participación en el Plan no establecen derecho alguno entre el Empleado y el Patrón, Kimberly-Clark de Mexico, S.A. de C.V. y no forma parte de las condiciones de trabajo y/o las prestaciones otorgadas por Kimberly-Clark de Mexico, S.A. de C.V. y que cualquier modificación al Plan o su terminación no constituye un cambio o impedimento de los términos y condiciones de la relación de trabajo del Empleado.

Asimismo, el Empleado reconoce que su participación en el Plan es resultado de una decisión unilateral y discrecional de Kimberly-Clark Corporation por lo tanto, Kimberly-Clark Corporation se reserva el absoluto derecho de modificar y/o terminar la participación del Empleado en cualquier momento y sin responsabilidad alguna frente el Empleado.

Finalmente, el Empleado por este medio declara que no se reserva derecho o acción alguna que ejercitar en contra de Kimberly-Clark Corporation por cualquier compensación o daño en relación con las disposiciones del Plan o de los beneficios derivados del Plan y por lo tanto, el Empleado otorga el más amplio finiquito que en derecho proceda a Kimberly-Clark Corporation , sus afiliadas, subsidiarias, oficinas de representación, sus accionistas, funcionarios, agentes o representantes legales en relación con cualquier demanda que pudiera surgir.

NETHERLANDS

Consent to Comply with Dutch Securities Law

The Participant has been granted Awards under the Plan, pursuant to which the Participant may acquire shares.  Participants who are residents of the Netherlands should be aware of the Dutch insider trading rules, which may impact the sale of such shares.  In particular, the Participant may be prohibited from effecting certain share transactions if the Participant has insider information regarding the Corporation.

Below is a discussion of the applicable restrictions.  The Participant is advised to read the discussion carefully to determine whether the insider rules apply to the Participant.  If it is uncertain whether the insider rules apply, the Corporation recommends that the Participant consult with his or her personal legal advisor.  Please note that the Corporation cannot be held liable if the Participant violates the Dutch insider rules.  The Participant is responsible for ensuring compliance with these rules.

By entering into the Award Agreement and participating in the Plan, the Participant acknowledges having read and understood the notification below and acknowledges that it is his or her own responsibility to comply with the Dutch insider trading rules, as discussed herein.

Prohibition Against Insider Trading

Dutch securities laws prohibit insider trading.  Under Article 46 of the Act on the Supervision of the Securities Trade 1995, anyone who has “inside information” related to the Corporation is prohibited from effectuating a transaction in securities in or from the Netherlands.  “Inside information” is knowledge of a detail concerning the issuer to which the securities relate that is not public and which, if published, would reasonably be expected to affect the share price, regardless of the actual effect on the price.  The insider could be any employee of the Corporation or its Dutch Affiliate who has inside information as described above.

Given the broad scope of the definition of inside information, certain employees of the Corporation working at its Dutch Affiliate may have inside information and thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when he or she had such inside information.

RUSSIA

Securities Law Notice

This Award Agreement, the Plan and all other materials the Participant may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia.  The issuance of shares of Common Stock under the Plan has not and will not be registered in Russia and hence the shares described in any Plan-related documents may not be offered or placed in public circulation in Russia.

Please note that, under the Russian law, the Participant is not permitted to sell the Corporation’s shares directly to other Russian individuals and the Participant is not permitted to bring share certificates into Russia.  All shares issued upon vesting of the Award will be maintained on the Participant’s behalf in the United States.

SOUTH AFRICA

Tax Acknowledgment

By accepting the Award, the Participant agrees to notify the Employer of the amount of any gain realized upon vesting of the Award.  If the Participant fails to advise the Employer of the gain realized upon vesting, the Participant may be liable for a fine.  The Participant will be responsible for paying any difference between the actual tax liability and the amount withheld.

SPAIN

Labor Law Acknowledgment

By accepting the Award, the Participant acknowledges that he or she understands and agrees to participation in the Plan and that he or she has received a copy of the Plan.

The Participant understands that the Corporation has unilaterally, gratuitously and discretionally decided to grant Awards under the Plan to individuals who may be employees of the Corporation or its Affiliates throughout the world.  The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Corporation or any of its Affiliates on an ongoing basis.  Consequently, the Participant understands that any grant is given on the assumption and condition that it shall not become a part of any employment contract (either with the Corporation or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever.  Further, the Participant understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant since the future value of the Award and the underlying shares is unknown and unpredictable.  In addition, the Participant understands that this grant would not be made but for the assumptions and conditions referred to above; thus,  the Participant understands, acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the Award shall be null and void.

UNITED KINGDOM

Tax Acknowledgment

The following information supplements the information regarding Tax-Related Items in the Acknowledgment of Conditions section of the Award Agreement:

If payment or withholding of the income tax due is not made within 90 days of the event giving rise to the Tax-Related Items or such other period specified in section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected Tax-Related Items shall constitute a loan owed by the Participant to the Employer, effective on the Due Date.  The Participant agrees that the loan will bear interest at the then-current Her Majesty’s Revenue and Customs (“HMRC”) official rate; it will be immediately due and repayable.  Notwithstanding the foregoing, if the Participant is an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of this provision will not apply to the Participant.  In the event that the Participant is an officer or director, as defined above, and Tax-Related Items are not collected from or paid by the Participant by the Due Date, the amount of any uncollected Tax-Related Items may constitute a benefit to the Participant on which additional income tax and National Insurance Contributions may be payable.   The Participant acknowledges the Corporation or the Employer may recover it at any time thereafter by any of the means referred to in the Award Agreement.  The Participant authorizes the Corporation to withhold the transfer of any shares unless and until the loan is repaid in full.

VIETNAM

Exchange Control Notice

Notwithstanding anything to the contrary in the Award Agreement, due to regulatory requirements in Vietnam, the Corporation reserves the right to force the Participant to immediately sell all of the shares upon vesting of the Award, upon notice to the Participant.

The Participant understands and agrees that due to exchange control laws in Vietnam, the Participant will be required to immediately repatriate the cash proceeds from the sale of shares to Vietnam.   The Participant further understand that such repatriation of the cash proceeds may need to be effected through a special exchange control account established by the Corporation or a parent, subsidiary or Affiliate, and the Participant hereby consents and agrees that the cash proceeds may be transferred to such special account prior to being delivered to the Participant.